NUCOR CORPORATION
                 1997 KEY EMPLOYEES INCENTIVE STOCK OPTION PLAN

1. PURPOSES: The purposes of this Plan are to provide greater incentive for key employees, to attract and retain key employees of outstanding competence, and to further the identity of interests of key employees with those of Nucor Corporation's stockholders.

2. DURATION: This Plan shall commence on July 1, 1997 and shall terminate on March 1, 2007.

3. NUMBER OF SHARES: The total number of shares of Nucor Corporation's common stock which may be issued upon exercise of options granted under this Plan is three million (3,000,000).

4. ADMINISTRATION AND GRANTING OF OPTIONS: This Plan shall be administered by Nucor Corporation's Board of Directors, which may authorize the granting of options under terms and conditions not inconsistent with this Plan. The Board of Directors may delegate all or any part of its authority under this Plan to a committee appointed by it and composed of at least two of its members.

5. OPTIONEES: Options may be granted under this Plan only to key employees and officers of Nucor Corporation or a subsidiary, including key employees and officers who are members of the Board of Directors of Nucor Corporation or a subsidiary. No optionee may own (directly or indirectly), at the date of grant, more than two percent (2%) of the total combined voting power or value of all classes of stock of Nucor Corporation or a subsidiary.

6. OPTION PRICE: The exercise price of options granted under this Plan shall be one hundred percent (100%) of the fair market value of Nucor Corporation's common stock on the date of grant.

7. OPTION TERM: The term of each option granted under this Plan shall not exceed ten (10) years from the date of grant.

8. EXERCISABILITY: Options granted under this Plan shall be exercisable during the optionee's lifetime only by the optionee.

9. TRANSFERABILITY: Options granted under this Plan shall be transferable only by will or the laws of descent and distribution.

10. OTHER PROVISIONS: (a) If any options under this Plan expire or terminate without being fully exercised, the unpurchased shares shall again become available for grant of options under this Plan. (b) The number or kind of shares which may be issued under this Plan, and in appropriate circumstances the price per share, shall be equitably adjusted (with respect to options granted and to be granted) for stock dividends, splits or combinations, mergers, reorganizations, liquidations or other comparable corporate events. Any such adjustments shall be made by Nucor Corporation's Board of Directors in good faith and shall be binding on all optionees. (c) This Plan may be amended by Nucor Corporation's Board of Directors at any time, provided that no amendments shall increase the number of shares in Paragraph 3 or change the optionees in Paragraph 5, unless approved by Nucor Corporation's stockholders.

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